Exhibit 99.1
Investor Information
Current Business Information
Quarter-to-Date
August 23, 2005

	July 2005
	% Change
	vs Prior Year

Consolidated Sales	2	Gases up modestly on difficult Electronics comps. Chemical divestitures impact and lower volumes.

Electronics Sales 3 month rolling average **	(2)	Strong prior year equipment sales. Specialty material volumes continue to increase.

EPI On-site/Pipeline Volume	(4)	HyCO flat, GOX/GAN volumes down in Europe due to power issues.

Asia Liquid/Bulk Volume	23	Strong liquid demand across the region.

North America Gases

Liquid/Bulk Volume	1	LOX/LIN up 5%, LHY & LHe lower due to customer order patterns.

LOX/LIN Price	2

Europe Gases

Liquid/Bulk Volume	(3)	Weak manufacturing environment.

Cylinder Volume	(4)	Fewer workdays this year, volume flat after adjusting for workdays.

LOX/LIN Price	6	Pricing programs and favorable mix.

Chemical Sales Volume	(11)

Performance Volume	(8)	Most businesses experienced a weak July. August volumes appear to be rebounding.

Intermediates Volume	(15)	Most businesses lower partially due to customer outages, and some impact from Hurricance Dennis as well.
** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.
Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.